News Media contact: Kirk Saville (336) 979-7293
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces First-Quarter 2023 Results

•    Reports first-quarter net sales, operating profit and EPS from continuing operations within its guidance range
•    Generated positive cash flow and sequentially reduced inventory in the quarter
•    Provides second-quarter 2023 guidance and reiterates full-year outlook, including the expectation to exit year with lower inventory, lower debt and meaningfully higher gross and operating margin run-rates

WINSTON-SALEM, N.C. (May 3, 2023) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for the first-quarter 2023.

“We delivered first-quarter results in-line with our outlook, generated positive cash flow and reiterated our full-year outlook,” said Steve Bratspies, CEO. “I want to thank all of our associates for their continued dedication and hard work as they once again delivered near-term results while implementing our transformation strategy. We continue to make progress on several of our Full Potential initiatives. We expanded our innerwear innovation globally, successfully completed a key technology milestone, progressed on our industry-leading sustainability initiatives and continued to generate cost savings across the organization. We’re confident in the progress we’re making to become a more consumer-centric, data-driven company that consistently generates higher sales and profit growth over time.”

Highlights

•Generated positive free cash flow and sequentially reduced inventory. Through its working capital initiatives, which began in the second-half of last year, the Company generated positive free cash flow in the first quarter, which is historically a cash-use quarter. For the quarter, the Company generated approximately $45 million of operating cash flow and approximately $20 million of free cash flow. Inventory declined 1% sequentially from year-end as the Company continued to sell through its higher-cost inventory and benefit from its SKU reduction initiatives.

•Expanded innovation globally. The Company continued to extend its global innovation platform of absorbency products with the launch of its Bonds Whoopsies toddler training underwear in Australia. The Company also expanded distribution of its Hanes Originals line of innovative products aimed at younger consumers in the mass, online and department store channels in the U.S. The Hanes Originals expansion is being supported by a national media and advertising campaign.

•Refinancing completed. The Company successfully refinanced its 2024 maturities in the quarter with a $900 million senior secured term loan B facility due in 2030 and $600 million of senior unsecured notes due in 2031. The Company’s capital allocation strategy is focused on investing in the business and its Full Potential growth plan, which it believes can be funded through operating cash flow, and to use its remaining free cash flow to accelerate debt reduction.

First-Quarter 2023 Results

•Net sales from continuing operations were $1.39 billion, which includes a $31 million unfavorable impact from foreign exchange rates, a decrease of 12% compared to last year’s strong first-quarter results. On a constant currency basis, net sales decreased 10% due to the macro-driven slowdown in consumer spending in the U.S. and Australia.

•Global Champion brand sales decreased 17% on a reported basis as compared to prior year, with a 22% decline in the U.S. and a 12% decline internationally. In constant currency, Global Champion brand sales decreased 15%, with a 7% decline internationally. As compared to prior year, constant currency sales increased in Europe, Japan, the Americas and Australia. This growth was more than offset by the soft consumer demand environment and strategic channel clean-up actions in the U.S. as well as a decline in China as re-orders and sell-in shipments were impacted by higher retail channel inventory that resulted from COVID-related closures in prior periods. Sell-through demand in China increased at a low double-digit rate in the first-quarter.

•Gross Profit of $450 million declined 23% and gross margin declined 470 basis points to 32.4% as compared to prior year. Adjusted Gross Profit, which excludes certain costs related to the Company’s Full Potential plan, was $454 million. Adjusted Gross Margin of 32.7% declined approximately 440 basis points compared to prior year. As expected, headwinds from commodity and ocean freight inflation represented approximately 310 basis points of year-over-year margin headwind in the quarter as the Company continues to sell through its higher-cost inventory. Additional headwinds included lower sales volume, unfavorable product mix and higher labor rates. Partially offsetting the margin headwinds in the quarter were benefits from innerwear pricing actions taken in mid-first quarter 2022, lower air freight expense as compared to last year and Full Potential cost savings initiatives.

•Selling, General and Administrative (SG&A) expenses declined 5% to $392 million as compared to last year. Adjusted SG&A expenses, which exclude certain costs related to the Company’s Full Potential plan, declined 5%, or $19 million, from last year to $391 million. The year-over-year decline in adjusted SG&A was driven by benefits from Full Potential cost savings initiatives, particularly in distribution, disciplined expense management, channel mix as well as lower variable expenses, including selling and marketing. As a percent of net sales, adjusted SG&A expense of 28.1% increased 215 basis points over prior year as fixed cost de-leverage from lower sales more than offset cost controls and the expense efficiencies from Full Potential cost savings initiatives.

•Operating Profit and Operating Margin in the first quarter of 2023 were $57 million and 4.1%, respectively, which compared to $171 million and 10.8%, respectively, in the prior year. Adjusted Operating Profit of $63 million declined from $175 million in first-quarter 2022. Adjusted Operating Margin of 4.6% declined approximately 660 basis points from prior year and was in-line with the Company’s guidance.

•Interest and Other Expenses for the first quarter of 2023 were $73 million as compared to $33 million in the prior year. The increase was driven by $7 million in expenses associated with the Company’s first quarter refinancing of its 2024 maturities as well as higher debt balances and higher interest rates. Adjusted Interest and Other Expenses, which exclude the refinancing expenses, increased $33 million from last year to $66 million.

•Tax Expense for first-quarter 2023 was $18.5 million, in-line with the Company’s expectation. For the first-quarter 2022, the tax expense and adjusted tax expense were $23 million and $24 million, respectively. Effective Tax Rate for the first-quarter 2023 was (116.3)%. For the first-quarter 2022, the effective tax rate was 17.0%. The Company's effective tax rate for the first quarter 2023 is not reflective of the U.S. statutory rate due to valuation allowances against certain net deferred tax assets.

•Loss from continuing operations totaled $34 million, or $0.10 per diluted share. This compares to income from continuing operations of $114 million, or $0.32 per diluted share, last year. Adjusted loss from continuing operations totaled $21 million, or $0.06 per diluted share. This compares to adjusted income from continuing operations of $118 million, or $0.34 per diluted share, in first-quarter 2022.

See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include Full Potential plan charges.

First-Quarter 2023 Business Segment Summary

•Innerwear sales decreased 4% compared to last year and were ahead of the Company’s outlook. The year-over-year sales performance was driven by macroeconomic pressures that weighed on consumer spending, which more than offset the partial quarter benefit from wrapping last year’s mid-quarter price increase.

Operating margin of 13.1% increased approximately 480 basis points sequentially as its operations normalized following the fourth-quarter 2022 manufacturing time out actions taken as part of its 2022 inventory reduction initiative. As compared to first-quarter last year, the segment operating margin decreased approximately 450 basis points. The impact from lower sales volume, input cost inflation and an unfavorable product mix more than offset the benefit from ongoing Full Potential cost savings initiatives as well as the wrap from last year’s mid-quarter price increase.

•Activewear sales declined 19% compared to last year driven by the slowdown in consumer spending, which resulted in lower point-of-sale and higher inventory levels at retail, as well as strategic channel clean-up work within Champion in the U.S. By channel, continued growth in the collegiate channel was more than offset by declines in other channels, particularly printwear. By brand, Champion sales within the Activewear reporting segment decreased 19% as compared to prior year while sales of other activewear brands within the Activewear reporting segment also decreased 19%.

Operating margin for the segment of 3.2% decreased approximately 950 basis points compared to prior year. The decline was driven by the impact from lower sales volume, input cost inflation, unfavorable mix and higher reserves as compared to last year due to higher inventory levels at retail. These headwinds more than offset the benefit from higher prices and Full Potential cost savings initiatives.

•International sales decreased 9% on a reported basis, including $31 million from unfavorable foreign exchange rates. International sales decreased 3% on a constant currency basis compared to prior year as growth in Europe, the Americas and Japan was offset by declines in Australia and China.

Operating margin for the segment of 11.1% decreased approximately 645 basis points compared to prior year driven primarily by the impact from input cost inflation, the transaction impact from foreign exchange rates as well as an unfavorable business mix.

Cash Flow, Balance Sheet and Liquidity

•Total liquidity position at the end of first-quarter 2023 was approximately $943 million, consisting of $213 million of cash and equivalents and approximately $730 million of available capacity under the Company’s credit facilities.

•Based on the calculation as defined in the Company’s senior secured credit facility, the Leverage Ratio at the end of first-quarter 2023 was 5.4 times on a net debt-to-adjusted EBITDA basis as compared to 2.8 times at the end of first-quarter 2022 (See Table 6-C).

•Inventory at the end of first-quarter 2023 declined 1% sequentially to $1.97 billion. As compared to first-quarter 2022, inventory increased approximately 8%. This quarter represents the third consecutive quarter of improvement in the Company’s inventory growth rate as it continues to sell through its higher-cost inventory and benefit from its SKU reduction initiatives.

•Cash flow from operations was approximately $45 million in first-quarter 2023 as compared to a use of cash of approximately $231 million last year. The $276 million year-over-year improvement in operating cash flow was driven by improved working capital. Free cash flow was $20 million in first-quarter 2023, a $271 million increase from last year’s $251 million use of cash.

Second-Quarter and Full-Year 2023 Financial Outlook

With respect to its 2023 guidance, the Company’s outlook continues to reflect, but is not limited to, the following assumptions: a muted consumer demand environment given the continued macroeconomic uncertainty; first-half margin pressure as it continues to sell through its higher-cost inventory; and year-over-year improvement in second-half margins, particularly the fourth quarter, as lower-cost inventory currently being produced is sold and it anniversaries last year’s manufacturing time-out costs related to its inventory reduction initiative in 2022.

The Company is providing guidance on tax expense due to the expected fluctuation of its quarterly tax rate, stemming from the deferred tax reserve matter previously disclosed in the fourth quarter of 2022. Importantly, the reserve does not impact cash taxes. Some portion of the reserve may reverse in future periods.

For fiscal-year 2023, which ends on December 30, 2023, the Company continues to expect:

•    Net sales from continuing operations of approximately $6.05 billion to $6.20 billion, which includes a projected headwind of approximately $40 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 1% decline as compared to prior year on a constant currency basis and a 2% decline on a reported basis.

•    GAAP operating profit from continuing operations to range from approximately $446 million to $496 million.

•    Adjusted operating profit from continuing operations to range from approximately $500 million to $550 million, which includes a projected headwind of approximately $5 million from changes in foreign currency exchange rates.

•    Charges for actions totaling approximately $61 million including Full Potential plan-related charges of approximately $54 million included in operating profit and refinancing-related charges of approximately $7 million included in interest and other expenses.

•    Interest and other expenses of approximately $300 million.

•    Tax expense of approximately $90 million to $100 million.

•    GAAP earnings per share from continuing operations to range from approximately $0.14 to $0.25.

•    Adjusted earnings per share from continuing operations to range from approximately $0.31 to $0.42.

•    Cash flow from operations of approximately $500 million.

•Capital investments of approximately $150 million, consisting of approximately $70 million of capital expenditures and approximately $80 million of cloud computing arrangements. Per GAAP, capital expenditures are reflected in cash from investing activities and certain cloud computing arrangements are reflected in Other Assets within cash flow from operating activities. The approximate $80 million of cloud computing arrangements is factored into the full-year cash flow from operations guidance of approximately $500 million.

•    Free cash flow of approximately $430 million.

•    Fully diluted shares outstanding of approximately 352 million.

For second-quarter 2023, which ends on July 1, 2023, the Company currently expects:

•    Net sales from continuing operations of approximately $1.42 billion to $1.47 billion, which includes a projected headwind of approximately $20 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 3% decline as compared to prior year on a constant currency basis and an approximate 5% decline on a reported basis.

•    GAAP operating profit from continuing operations to range from approximately $55 million to $75 million.

•    Adjusted operating profit from continuing operations to range from approximately $70 million to $90 million and includes a projected headwind of approximately $3 million from changes in foreign currency exchange rates.

•    Charges for actions related to the Full Potential plan and other items of approximately $15 million.

•    Interest and other expenses of approximately $80 million.

•Tax expense of approximately $10 million.

•GAAP loss per share from continuing operations to range from approximately $0.09 to $0.04.

•Adjusted loss per share from continuing operations to range from approximately $0.05 to $0.00.

•Fully diluted shares outstanding of approximately 351 million.

HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS from continuing operations, adjusted income (loss) from continuing operations, adjusted income tax expense, adjusted income (loss) from continuing operations before income tax expense, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA, adjusted effective tax rate, adjusted interest and other expense, net debt, leverage ratio and free cash flow.

Adjusted EPS from continuing operations is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income (loss) from continuing operations before income tax is defined as income (loss) from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted interest and other expenses is defined as interest and other expenses excluding actions and adjusted effective tax rate is defined as adjusted income tax expense divided by adjusted income (loss) from continuing operations before income tax.

Charges for actions taken in 2023 and 2022, as applicable, include professional fees, supply chain segmentation charges, technology charges, operating model charges, (gain)/loss on classification of assets held for sale, loss on extinguishment of debt, gain on final settlement of cross currency swap contracts and the tax effects thereof.

While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential plan and other actions. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.

The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as net income (loss) before the impacts of discontinued operations, interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (x) restructuring and other action-related charges and (y) certain other losses, charges and expenses. Adjusted EBITDA is defined as EBITDA excluding actions and other losses, charges and expenses as defined in the Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended (the “Credit Agreement”). HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Net debt is defined as the total of current debt, long-term debt, and borrowings under the accounts receivable securitization facility (excluding long-term debt issuance costs) less (x) other debt and cash adjustments and (y) cash and cash equivalents. Leverage ratio is the ratio of net debt to adjusted EBITDA. Beginning with the second quarter of 2022, we updated our definition of leverage ratio and our methods of calculating the underlying metrics (net debt and adjusted EBITDA) to align with the definition of Consolidated Net Total Leverage Ratio under our Credit Agreement. All adjusted EBITDA, net debt, and leverage ratio figures included in this press release are calculated consistent with the definition of Consolidated Net Total Leverage Ratio under the Credit Agreement. As a result, certain historical adjusted EBITDA, net debt, and leverage ratio figures included in this press release may differ from similar measures we have previously presented in prior fiscal periods.

The Company defines free cash flow as net cash from operating activities less capital expenditures. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance.

HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands believes constant-currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our plans, expectations, long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, guidance and predictions regarding expected operating results, including related to our Full Potential plan; statements made in the Second-Quarter and Full-Year 2023 Financial Outlook section of this news release; and statements regarding our future capital allocation strategy, are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs, plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: our ability to successfully execute our Full Potential plan to achieve the desired results; any potential ongoing effects of the COVID-19 pandemic, including on consumer spending, global supply chains and the financial markets; the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment and the level of consumer demand; our reliance on a relatively small number of customers for a significant portion of our sales; our ability to deleverage on the anticipated time frame or at all, which could negatively impact our ability to satisfy the financial covenants in our Credit Agreement or other contractual arrangements; any inadequacy, interruption, integration failure or security failure with respect to our information technology (including the ransomware attack announced May 31, 2022); the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the availability of global supply chain resources; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets and ongoing labor shortages generally; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands
HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 51,000 associates in 32 countries and has built a strong reputation for workplace quality and ethical business practices. The Company, a longtime leader in sustainability, launched aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Quarters Ended
	April 1, 2023	April 2, 2022	% Change
Net sales	$1,389,410	$1,576,156	(11.8)%
Cost of sales	939,717	991,978
Gross profit	449,693	584,178	(23.0)%
As a % of net sales	32.4%	37.1%
Selling, general and administrative expenses	392,374	413,666
As a % of net sales	28.2%	26.2%
Operating profit	57,319	170,512	(66.4)%
As a % of net sales	4.1%	10.8%
Other expenses	14,771	987
Interest expense, net	58,452	31,963
Income (loss) from continuing operations before income tax expense	(15,904)	137,562
Income tax expense	18,500	23,385
Income (loss) from continuing operations	(34,404)	114,177	(130.1)%
Loss from discontinued operations, net of tax	—	4,525
Net income (loss)	$(34,404)	$118,702

Earnings (loss) per share - basic:
Continuing operations	$(0.10)	$0.33
Discontinued operations	—	0.01
Net income (loss)	$(0.10)	$0.34

Earnings (loss) per share - diluted:
Continuing operations	$(0.10)	$0.32
Discontinued operations	—	0.01
Net income (loss)	$(0.10)	$0.34

Weighted average shares outstanding:
Basic	350,435	350,251
Diluted	350,435	351,453

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
Impact of Foreign Currency
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of reported results on a constant currency basis for the quarter ended April 1, 2023 and a comparison to prior year:

	Quarter Ended April 1, 2023
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended April 2, 2022	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,389,410	$(30,859)	$1,420,269	$1,576,156	(11.8)%	(9.9)%
Gross profit	449,693	(14,512)	464,205	584,178	(23.0)	(20.5)
Operating profit	57,319	(3,891)	61,210	170,512	(66.4)	(64.1)
Diluted earnings (loss) per share from continuing operations	$(0.10)	$(0.01)	$(0.09)	$0.32	(131.3)%	(128.1)%

As adjusted:[2]
Net sales	$1,389,410	$(30,859)	$1,420,269	$1,576,156	(11.8)%	(9.9)%
Gross profit	454,216	(14,512)	468,728	584,677	(22.3)	(19.8)
Operating profit	63,440	(3,891)	67,331	175,314	(63.8)	(61.6)
Diluted earnings (loss) per share from continuing operations	$(0.06)	$(0.01)	$(0.05)	$0.34	(117.6)%	(114.7)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	Results for the quarters ended April 1, 2023 and April 2, 2022 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended
	April 1, 2023	April 2, 2022	% Change
Segment net sales:
Innerwear	$553,067	$578,947	(4.5)%
Activewear	314,945	386,937	(18.6)
International	462,857	510,129	(9.3)
Other	58,541	100,143	(41.5)
Total net sales	$1,389,410	$1,576,156	(11.8)%

Segment operating profit:
Innerwear	$72,608	$102,146	(28.9)%
Activewear	9,974	48,984	(79.6)
International	51,349	89,438	(42.6)
Other	(4,874)	(671)	626.4
General corporate expenses/other	(65,617)	(64,583)	1.6
Total operating profit before restructuring and other action-related charges	63,440	175,314	(63.8)
Restructuring and other action-related charges	(6,121)	(4,802)	27.5
Total operating profit	$57,319	$170,512	(66.4)%

	Quarters Ended
	April 1, 2023	April 2, 2022	Basis Points Change
Segment operating margin:
Innerwear	13.1%	17.6%	(452)
Activewear	3.2	12.7	(949)
International	11.1	17.5	(644)
Other	(8.3)	(0.7)	(766)
General corporate expenses/other	(4.7)	(4.1)	(63)
Total operating margin before restructuring and other action-related charges	4.6	11.1	(656)
Restructuring and other action-related charges	(0.4)	(0.3)	(14)
Total operating margin	4.1%	10.8%	(669)

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 1, 2023	December 31, 2022
Assets
Cash and cash equivalents	$213,209	$238,413
Trade accounts receivable, net	681,921	721,396
Inventories	1,969,133	1,979,672
Other current assets	159,724	178,946
Current assets held for sale	4,986	13,327
Total current assets	3,028,973	3,131,754
Property, net	442,315	442,404
Right-of-use assets	454,643	414,894
Trademarks and other identifiable intangibles, net	1,241,624	1,255,693
Goodwill	1,106,590	1,108,907
Deferred tax assets	21,732	20,162
Other noncurrent assets	136,803	130,062
Total assets	$6,432,680	$6,503,876

Liabilities
Accounts payable	$965,630	$917,481
Accrued liabilities	474,840	498,028
Lease liabilities	100,266	114,794
Accounts Receivable Securitization Facility	166,000	209,500
Current portion of long-term debt	52,750	37,500
Current liabilities held for sale	4,986	13,327
Total current liabilities	1,764,472	1,790,630
Long-term debt	3,588,945	3,612,077
Lease liabilities - noncurrent	379,365	326,644
Pension and postretirement benefits	113,649	116,167
Other noncurrent liabilities	246,723	260,094
Total liabilities	6,093,154	6,105,612

Stockholders’ equity
Preferred stock	—	—
Common stock	3,495	3,490
Additional paid-in capital	336,851	334,676
Retained earnings	537,702	572,106
Accumulated other comprehensive loss	(538,522)	(512,008)
Total stockholders’ equity	339,526	398,264
Total liabilities and stockholders’ equity	$6,432,680	$6,503,876

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarters Ended
	April 1, 2023	April 2, 2022[1]
Operating Activities:
Net income (loss)	$(34,404)	$118,702
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	17,360	18,931
Amortization of acquisition intangibles	4,186	4,847
Other amortization	2,805	2,508
Loss on extinguishment of debt	8,466	—
Gain on sale of business and classification of assets held for sale	(2,139)	(6,715)
Amortization of debt issuance costs and debt discount	1,973	1,887
Other	5,202	6,940
Changes in assets and liabilities:
Accounts receivable	51,643	(6,090)
Inventories	7,861	(247,567)
Other assets	(10,761)	(489)
Accounts payable	43,171	(310)
Accrued pension and postretirement benefits	1,479	24
Accrued liabilities and other	(52,305)	(123,857)
Net cash from operating activities	44,537	(231,189)

Investing Activities:
Capital expenditures	(24,244)	(19,337)
Proceeds from sales of assets	3	19
Other	18,941	(10,272)
Net cash from investing activities	(5,300)	(29,590)

Financing Activities:
Borrowings on Term Loan Facilities	891,000	—
Repayments on Term Loan Facilities	(6,250)	(6,250)
Borrowings on Accounts Receivable Securitization Facility	588,000	290,000
Repayments on Accounts Receivable Securitization Facility	(631,500)	(154,500)
Borrowings on Revolving Loan Facilities	421,500	129,000
Repayments on Revolving Loan Facilities	(461,000)	(109,000)
Borrowings on Senior Notes	600,000	—
Repayments on Senior Notes	(1,436,884)	—
Borrowings on notes payable	—	21,454
Repayments on notes payable	—	(21,713)
Share repurchases	—	(25,018)
Cash dividends paid	—	(52,297)
Payments to amend and refinance credit facilities	(27,371)	(228)
Other	(1,675)	(3,881)
Net cash from financing activities	(64,180)	67,567
Effect of changes in foreign exchange rates on cash	(261)	1,793
Change in cash and cash equivalents	(25,204)	(191,419)
Cash and cash equivalents at beginning of period	238,413	560,629
Cash and cash equivalents at end of period	$213,209	$369,210

1	The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities in the periods prior to the sale of the European Innerwear business on March 5, 2022. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Quarter Ended April 1, 2023
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Interest Expense, Net and Other Expenses	Loss From Continuing Operations Before Income Tax Expense	Income Tax Expense	Loss From Continuing Operations	Diluted Loss Per Share From Continuing Operations[1]
As reported	$449,693	$(392,374)	$57,319	$(73,223)	$(15,904)	$(18,500)	$(34,404)	$(0.10)
As a percentage of net sales	32.4%	28.2%	4.1%
Restructuring and other action-related charges:
Full Potential Plan:
Supply chain segmentation	4,523	—	4,523	—	4,523	—	4,523	0.01
Technology	—	3,684	3,684	—	3,684	—	3,684	0.01
Professional services	—	40	40	—	40	—	40	0.00
Operating model	—	(1,091)	(1,091)	—	(1,091)	—	(1,091)	0.00
Gain on classification of assets held for sale	—	(2,139)	(2,139)	—	(2,139)	—	(2,139)	(0.01)
Other	—	1,104	1,104	—	1,104	—	1,104	0.00
Loss on extinguishment of debt	—	—	—	8,466	8,466	—	8,466	0.02
Gain on final settlement of cross currency swap contracts	—	—	—	(1,370)	(1,370)	—	(1,370)	0.00
Tax effect on actions	—	—	—	—	—	—	—	—
Total restructuring and other action-related charges	4,523	1,598	6,121	7,096	13,217	—	13,217	0.04
As adjusted	$454,216	$(390,776)	$63,440	$(66,127)	$(2,687)	$(18,500)	$(21,187)	$(0.06)
As a percentage of net sales	32.7%	28.1%	4.6%

1	Amounts may not be additive due to rounding.

Including the unfavorable foreign currency impact of $13 million, global Champion sales excluding C9 Champion decreased approximately 17% in the first quarter of 2023 compared to the first quarter of 2022. On a constant currency basis, global Champion sales excluding C9 Champion decreased approximately 15% in the first quarter of 2023 compared to the first quarter of 2022.

TABLE 6-B
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Quarter Ended April 2, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Interest Expense, Net and Other Expenses	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$584,178	$(413,666)	$170,512	$32,950	$137,562	$(23,385)	$114,177	$0.32
As a percentage of net sales	37.1%	26.2%	10.8%
Restructuring and other action-related charges:
Full Potential Plan:
Supply chain segmentation	1,020	—	1,020	—	1,020	—	1,020	0.00
Technology	—	4,459	4,459	—	4,459	—	4,459	0.01
Professional services	—	7,908	7,908	—	7,908	—	7,908	0.02
Operating model	(265)	(1,654)	(1,919)	—	(1,919)	—	(1,919)	(0.01)
Gain on classification of assets held for sale	—	(6,528)	(6,528)	—	(6,528)	—	(6,528)	(0.02)
Other	(256)	118	(138)	—	(138)	—	(138)	0.00
Tax effect on actions	—	—	—	—	—	(816)	(816)	0.00
Total restructuring and other action-related charges	499	4,303	4,802	—	4,802	(816)	3,986	0.01
As adjusted	$584,677	$(409,363)	$175,314	$32,950	$142,364	$(24,201)	$118,163	$0.34
As a percentage of net sales	37.1%	26.0%	11.1%

1	Amounts may not be additive due to rounding.

TABLE 6-C
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	April 1, 2023	April 2, 2022
Leverage Ratio:

EBITDA[1]:
Income (loss) from continuing operations	$(279,750)	$506,741
Interest expense, net	183,562	150,570
Income tax expense	479,022	68,795
Depreciation and amortization	104,332	107,143
Total EBITDA	487,166	833,249
Total restructuring and other action-related charges (excluding tax effect on actions)	68,273	162,818
Other losses, charges and expenses[2]	118,802	108,567
Total EBITDA, as adjusted	$674,241	$1,104,634

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long term debt issuance costs and debt discount of $40,055 and $16,133, respectively)	$3,847,750	$3,501,675
Other debt and cash adjustments[3]	4,640	6,568
(Less) Cash and cash equivalents	(213,209)	(369,210)
Net debt	$3,639,181	$3,139,033

Debt/Income (loss) from continuing operations[4]	(13.8)	6.9

Net debt/EBITDA, as adjusted[5]	5.4	2.8

1	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.
2	Primarily includes bad debt expense, excess and obsolete inventory write-offs, pension expense, other compensation related items and charges related to the Company’s ransomware attack.
3	Includes drawn letters of credit and cash balances in certain geographies.
4	Represents Debt divided by Income (loss) from continuing operations which is the most comparable GAAP financial measure to Net debt/EBITDA, as adjusted.
5
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes other losses, charges and expenses in addition to restructuring and other action-related charges.

	Quarters Ended
	April 1, 2023	April 2, 2022[1]
Free cash flow[1]:
Net cash from operating activities	$44,537	$(231,189)
Capital expenditures	(24,244)	(19,337)
Free cash flow	$20,293	$(250,526)

1	Free cash flow includes the results from continuing and discontinued operations in the periods prior to the sale of the European Innerwear business on March 5, 2022.

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	July 1, 2023	December 30, 2023
Operating profit outlook, as calculated under GAAP	$55,000 to $75,000	$446,000 to $496,000
Restructuring and other action-related charges	$15,000	$54,000
Operating profit outlook, as adjusted	$70,000 to $90,000	$500,000 to $550,000

Interest and other expense outlook, as calculated under GAAP	$80,000	$307,000
Restructuring and other action-related charges	$—	$7,000
Interest and other expense outlook, as adjusted	$80,000	$300,000

Diluted earnings per share from continuing operations, as calculated under GAAP[1]	$(0.09) to $(0.04)	$0.14 to $0.25
Restructuring and other action-related charges	$0.04	$0.17
Diluted earnings per share from continuing operations, as adjusted	$(0.05) to $0.00	$0.31 to $0.42

Cash flow from operations outlook, as calculated under GAAP		$500,000
Capital expenditures outlook		$70,000
Free cash flow outlook		$430,000

1	The company expects approximately 351 million diluted weighted average shares outstanding for the quarter ended July 1, 2023 and approximately 352 million diluted weighted average shares outstanding for the year ended December 30, 2023.

Hanesbrands is unable to reconcile projections of financial performance beyond 2023 without unreasonable efforts, because the Company cannot predict, with a reasonable degree of certainty, the type and extent of certain items that would be expected to impact these figures in 2023 and beyond, such as net sales, operating profit, tax rates and action related charges.